Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen, and thank you for holding. Welcome to the Power Integrations 2004 Fourth Quarter and Year-End Financial Results Conference Call. At this time, all participants are in a listen-only mode to prevent background noise. A brief question-and-answer session will follow the formal presentation.

[Operator Instructions] As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Joe Shiffler.

Thank you, sir, you may begin.

Joe Shiffler, Director of Investor Relations and Corporate Communications

Good afternoon, I’m Joe Shiffler, Director of IR and Corporate Communications for Power Integrations. Thank you for joining us today to discuss our fourth quarter financial results which are presented in a press release that we issued just a few minutes ago. Our release has been sent directly to those of you on our distribution list and is also available on the Investor Info section of our Website, www.powerint.com.

With me on the call today are Balu Balakrishnan, President and CEO of Power Integrations, and John Cobb, our Chief Financial Officer. Balu and John each have a set of prepared remarks, after which we’ll take your questions.

Before we begin, I’d like to caution you that our discussion today, including the Q&A session, will include forward-looking statements reflecting management’s current forecast of certain aspects of the company’s future business. Forward-looking statements are denoted by such words as “will,” “would,” “believe,” “should,” “expect,” “outlook,” “estimate,” “anticipate,” and similar expressions that look toward future events or performance. Forward-looking statements are based on current information that is by its nature dynamic and subject to rapid and even abrupt changes. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied in our statements. Risks and uncertainties affecting our business, which could cause actual results to differ materially, are discussed in our most recent reports on Forms 10-K and 10-Q filed with the SEC.

With that, I’ll turn the call over to Balu.

Balu Balakrishnan, President, Chief Executive Officer, and Director

Thanks, Joe and good afternoon, everyone. We are pleased to report that our fourth quarter results came in ahead of expectations on both the top and bottom line. Business was relatively soft through October and November, as expected, but shipments did not decline further in December, as we would normally expect due to seasonality. As a result, we ended the quarter with sequential revenue growth of 2%, above the high end of our guidance. Gross margin was 48.3%, up half a point from the prior quarter, and in line with our expectations.

Operating expenses were down slightly compared to the prior quarter. Adding it all up, earnings were $0.14 per share, a penny above the high end of our guidance. We also made substantial progress on the share repurchase, which we announced in October, completing more than half of the program as of yesterday.

While our fourth quarter results are encouraging, it is not yet clear that we have reached the end of the period of market softness that began in mid-2004. The uncertainty of current market conditions makes it difficult to forecast how much we’ll grow in 2005. However, while 2004 was a challenging year in many ways, we did succeed on a number of initiatives to position ourselves for growth in 2005.

In terms of market penetration, we made great strides in the consumer and industrial markets. We grew our consumer revenues 25% and our industrial revenues 20% for the year, despite the second half slowdown. Thanks to significant increases in our share of DVD, set-top, and appliance markets, consumer was our largest market in 2004 for the first time ever.

In terms of products, our competitive position is now as strong as ever. We added a number of new products to our portfolio this year, including LinkSwitch-TN, and LinkSwitch-HF, and we expanded our TinySwitch-II family, introducing our most cost-effective TinySwitch devices yet. We also expanded our DPA-Switch family to address power over Ethernet, which we now believe will be the most important application in the DC-to-DC market. We also reduced our production costs significantly in 2004 and we have more reductions to come. We achieved savings in silicon costs by improving our process technology and through price reductions from our foundries. Our test costs also came down as we moved a greater percentage of our volumes offshore. Through this combination of cost reductions, we were able to offset nearly all of the ASP decline for the year. As a result, apart from the impact of currency fluctuations, our gross margin was nearly flat compared to 2003, in spite of a highly competitive pricing environment.

In terms of personnel, we added a number of key additions to our team in 2004. In particular, we significantly expanded and upgraded our sales and field engineering capabilities, adding strong, experienced people in key markets such as China, Taiwan, and the U.S.

Finally, because our success depends on remaining at the leading edge of innovation, we pressed our intellectual property advantage aggressively in 2004. The new products we introduced last year are the most advanced, cost effective power conversion ICs available, well ahead of our competition. We also had a record year for patent awards in 2004, adding 36 U.S. patents and 20 foreign patents to our portfolio, and we took action to defend our patents against infringement by two competitors.

Returning to our fourth quarter results, as I mentioned, revenues were up 2% sequentially. Computer and industrial revenues were up 10% and 17%, respectively, more than offsetting the continuing weakness in consumer. Consumer revenues were down 5% sequentially as a result of weakness in set-top and DVD applications. Communications revenues were flat compared to the third quarter.

Our full-year results demonstrate the success of our diversification efforts. Total revenue increased 9% to $136.6 million. We achieved this growth in spite of a 6% decline in communications revenues, which had been our largest market. Excluding communications, revenues were up 17% for the year, in spite of a weak second half. Consumer and industrial were the main drivers of this growth, up 25% and 20%, respectively, as I mentioned earlier. In consumer, we grew nearly 50% in DVD players, and more than 30% in set-top boxes, and more than 25% in appliances, all driven by significant increases in our market penetration.

In the industrial market, we saw strong growth across a variety of applications, including metering and control applications. We also had a strong year in the computing market, up 6%, driven by double-digit growth in PC and server-standby applications.

The communications market, which is predominantly cell phone chargers, was extremely challenging in 2004. Revenues declined 6%, driven by a number of factors. First, as many of you know, we lost a portion of Samsung’s charger business in the third quarter of 2003, to a competing part that we believe infringes on our patents. Second, ASP declines were greater in cell phones than any other market, driven partially by the competition, but also by ongoing migration to lower-power chargers, which use our smaller, lower-power, lower-ASP chips. This trend is being driven by improved power management in cell phones, which enables the use of smaller batteries.

The third significant driver of the decline in cell phone revenues was the China market, which was weak throughout the year and dropped off sharply in the third quarter. In 2003, Chinese customers and other lower-tier customers accounted for more than a third of our cell phone revenues. Because of the weakness in China these revenues declined by about 50% in 2004, creating a major drag on our overall revenue growth for the year.

On the positive side, LG became a significant customer for us in 2004. We also had significant design wins at Sharp, Bird, Alcatel, and Sendo with LinkSwitch and we have ongoing LinkSwitch design activity to replace linear chargers at several other OEMs.

We expect cell phone to remain an extremely competitive market in 2005. However, we believe that we are positioned to begin rebuilding our share as we diversify our customer base and as more OEMs begin to move away from linears to electronic solutions. This transition brings into play about half of the overall cell phone market, which was previously un-addressable. Our LinkSwitch products are superior to any other integrated or discrete solution for linear replacement, so as the transition occurs, we are well positioned to benefit.

The transition away from linears has been a long time coming. It is an opportunity that we recognized more than two years ago, when we introduced LinkSwitch. As is always the case in the power supply markets, there is a great deal of inertia working to keep the entrenched, older technologies in place. This inertia comes from the time and cost involved in redesign and in seeking agency approval for new power supplies, from a lack of consumer awareness about the benefits of electronic power supplies, and simply from force of habit.

However, we have always believed that energy efficiency will be the key factor that tips the market in our favor, and the recent developments should help accelerate this transition. Within the last two months, three new standards have emerged that will encourage and in one case force manufacturers to move away from linears. On January 1, the European Commission tightened the standby requirement for external adapters to 300 milliwatts and also added minimum operating efficiency requirements, which are impractical to meet with a linear transformers on Europe’s high-voltage mains.

On January 6, the EPA announced new standards for external adapters as part of the Energy Star program. Manufacturers wanting to earn the Energy Star label on their products must now meet 500 milliwatts no-load standard, as well as stringent operating energy efficiency requirements, which will be virtually impossible for linears to meet.

Both of these programs are voluntary, so they will encourage change, but not force it. However, in mid-December, the state of California issued new efficiency standards for a wide range of appliances including external adapters. These standards will become mandatory as of July 2006, meaning that California has effectively outlawed the use of linears in external adapters.

The impact of these new rules will be far-reaching because adapters are sold with such a wide range of devices, including cell phones, cordless phones, tools, toys, computer peripherals, personal appliances, portable audio players, and many other applications. In California alone, it is estimated that about 27 million external power supplies are sold annually, and because of its size, California has the potential to influence what happens in the entire industry.

Adapters build with EcoSmart ICs can easily satisfy these new requirements and we are aggressively marketing our technology as the solution of choice for manufacturers.

The efficacy of our EcoSmart technology has already been proven in many applications, including cell phone chargers, DVD players, LCD monitors, appliances, and especially PCs, where the federal government’s one-watt standard continues to have a major impact.

In the fourth quarter alone, our TinySwitch-II products won more than $6 million worth of business for one-watt PC standby designs at OEMs such as Dell and Samsung. We believe we have been the dominant supplier for the one-watt compliance in PCs and that this has been a major driver of market share for us. We also believe that a similar opportunity now exists in the external adapter market. Details on all of new regulations and our EcoSmart technology can be found in the Green Room section of our Website.

Looking ahead to the first quarter, given that the orders thus far in January are tracking slightly below fourth quarter levels, we are forecasting revenues for the quarter to be down 2 to 8% sequentially. We expect gross margin to remain in the 48 to 49% range, and we expect earnings between $0.10 and $0.13 per share.

Because of the uncertainty of current market conditions, it is extremely difficult to predict our growth rate for 2005 with any degree of confidence. For that reason we will not provide a full-year forecast at this time. Clearly, we are still feeling the effects of the industry-wide slowdown that began in mid-2004. However, we believe that we have a good chance to outperform the broader semiconductor industry this year. We had a strong 2004 in terms of design wins and we have a robust pipeline of ongoing design activity.

Also, while overall supply chain conditions and end market demand remains uncertain, inventories of our products at our power supply and OEM customers are relatively lean, as usual. As a result, our growth should be highly responsive to improvements in the overall business environment.

Before I turn it over to John, I’d like to take a moment to express my concerns regarding the financial and human resource costs of complying with Sarbanes-Oxley Section 404.

While we agree with the spirit of 404, we believe the implementation of the rules has gone far beyond the original intent of the United States Congress. Having implemented Section 404, it is clear that the cost of compliance far exceeds the benefit to stockholders. The cost of 404 compliance unfairly burdens smaller companies, and creates a competitive disadvantage for all American companies. We hope that the investment community will encourage Congress to revise the rules to make them less burdensome, while maintaining the original intent of protecting stockholders.

Now for a more complete review of the financials, and the guidance, I’ll turn it over to John. John.

John M. Cobb, Chief Financial Officer and Vice President of Finance and Administration

Thanks, Balu and good afternoon. I’ll give a brief recap of the fourth quarter and full year financials before we take your questions. Overall, we are pleased by the modest improvement in revenue and we had another good quarter in terms of gross margin and expense control. We also completed our initial internal control review to comply with Sarbanes-Oxley 404, and we made significant progress on our stock repurchase program.

As Balu noted, revenue for the quarter was $33.6 million, up 2% sequentially and 4% year-over-year. Our guidance for the quarter was for revenue to decline 2 to 8% sequentially. Turns orders were 74% of revenue for the quarter. Distributors accounted for 60% of total revenue in the quarter, including Synnex and Memec at 24% and 19%, respectively. As a reminder, we recognize distributor revenue on sell-through, not sell-in.

Gross margin for the quarter was 48.3%, up 50 basis points from the prior quarter and within our 48 to 49% range. The improvement was driven by lower product costs resulting from lower wafer costs and process technology improvements. Operating expenses for the quarter were $9.7 million, down from 9.9 million the prior quarter, and up 5% from a year ago. G&A expenses were the largest driver of the year-over-year increase, rising 22% due primarily to costs related to Sarbanes-Oxley 404.

Income from operations in the third quarter was $6.5 million, giving us an operating margin of 19.4%, up more than 1.5 points from the prior quarter. Our effective tax rate for the quarter was 34%. This reflects an adjustment to bring our full year tax rate to 28%, excluding the $1.1 million tax benefit we recognized in the third quarter. We are increasing our 2004 tax rate to 28% from 26% due to a higher than expected proportion of revenues coming from the U.S. market. We expect our tax rate to decrease to about 26% in 2005. Net income was $4.5 million, or $0.14 per share, including a $0.01 negative impact from the higher tax rate.

Weighted average diluted shares for the fourth quarter were 31.9 million, down slightly from 32 million for the third quarter. The share count will drop further in the first quarter as we get a full quarter’s impact from our share repurchase. We repurchased 590,000 shares during the fourth quarter and as of today we have repurchased a total of 1.1 million shares.

Turning to the full year numbers, I won’t do a complete rundown of the income statement, but I will mention a couple of key points. Revenue growth for the year was 9%, while operating expenses increased by only 2%, in spite of more than $1 million spent on Sarbanes-Oxley 404 compliance. This demonstrates the exceptional leverage we obtain from our operating expenses. From 2001 to 2004, our revenues grew 45% while our operating expenses increased only 13%. This operating expense leverage has been and will continue to be one of the hallmarks of our business model.

Returning for a moment to Sarbanes-Oxley; as I mentioned, we spent in excess of $1 million this year on consulting services to complete our own internal control testing and documentation, as well as increased audit fees and the addition of a full-time headcount to manage the process. As for the results of this process, while our auditors have not yet completed their own assessment, our own very thorough review uncovered no material weaknesses in our internal control system.

Moving to the balance sheet; we ended the fourth quarter with $134.6 million in cash and investments, up $19.2 million from — for the year and down $9.5 million from the prior quarter. We used $11.8 million during the fourth quarter for our share repurchase program. And our purchases to-date have used $20.1 million, or just over half of our $40 million repurchase authorization.

On the remaining balance sheet items, accounts receivable were up $2.6 million during the quarter, to $12.2 million, with DSO coming in at 33 days, a closer to normal level than last quarter’s 26 days. Inventories increased by $3.1 million, to $25.4 million, giving us inventory turns at 2.7. This figure is slightly below our target range of 3 to 4 turns. However, we remain comfortable with this level of inventories for the time being and have not made any major adjustments to our production levels. We believe we can accumulate some inventory during periods of weak demand due to the relatively generic nature of our products and our long product life cycles, which gives us very low risk of obsolescence.

Turning to the outlook; as Balu noted, given the lack of visibility down the supply chain, it is difficult to forecast the upcoming quarter, let alone the full year. Based on our backlog and January orders thus far, we are anticipating a first quarter sequential revenue decline of 2 to 8%. While we require approximately 70% turns orders within the quarter, in order to achieve the midpoint of this range.

Our gross margin guidance for the first quarter is the same as it was for the fourth quarter, 48 to 49%. We expect operating expenses to increase 8 to 10% sequentially, driven largely by patent litigation expenses, as we expect activity on both of our patent suits in the first quarter. This would result in earnings per share in the range of $0.10 to $0.13. Finally, while we are not providing a full-year forecast, I would like to make a comment on a few factors that will influence our financial performance in 2005. First, as noted earlier, our gross margin declined by about 2 percentage points in 2004, due largely to the strengthening of the yen versus the dollar. In 2005, we expect some incremental margin pressure due to further weakening of the dollar in late 2004 and due to ongoing competitive pricing pressure. Our cost reduction efforts should largely offset these factors and barring any further weakening of the dollar, we would expect our gross margin to remain approximately flat compared to 2004.

On operating expenses, patent litigation costs will be a significant driver this year, as indicated by our first quarter guidance. Total operating expenses for the year should increase by approximately 10%, with more than half of this increase due to litigation expense. Finally, as I mentioned earlier, we should see a decline in our effective tax rate to approximately 26%.

With that, I’ll turn the call back to Balu for a few final remarks before we take questions. Balu.

Balu Balakrishnan, President, Chief Executive Officer, and Director

Thanks, John. Due largely to the progress we made in 2004, our fundamental growth story remains firmly intact going into 2005. Old technologies are steadily giving way to advanced integrated circuit technologies in the power conversion market just as they’ve done in other electronics markets.

This transition to integrated solutions will only accelerate as the consumers and manufacturers become more aware of the benefits of integration—that is portability, simplicity of design and ease of manufacture—and as regulators press manufacturers to make their products more energy efficient. We will always feel the effects of changes in the end market and supply chain conditions. However, as the leading innovator in power conversion, our business has a built-in growth engine fueled not only by market growth but also by our ability to win the lion’s share of the market as it converts to new technologies.

This has always been our business model and today that model is as strong as ever. We are looking forward to a successful 2005. With that, I’ll turn it back to Joe. Joe.

Joe Shiffler, Director of Investor Relations and Corporate Communications

Thanks, Balu. Before we go questions, I’ll quickly run through our first quarter conference calendar. We’ll be participating in Piper Jaffray’s Analog Summit in Philadelphia on February 4, the CSFB Global Semiconductor and Capital Equipment Conference in Miami on March 3 and 4 and the Raymond James Institutional Investors Conference on March 7 in Orlando. And now operator would you please open the lines for questions.

QUESTION AND ANSWER SECTION

Operator: Certainly, sir. [Operator Instructions]

Our first question comes from Ross Seymore with Deutsche Bank.

<Q – Ross Seymore>: Thanks, guys just a couple questions; first on the revenue side of things. Balu, you mentioned in December, that orders really didn’t turn down, as you would have expected. What was the reasoning behind that, and what’s really happened as you went into January? Is it just more of a swap between those two months?

<A – Balu Balakrishnan>: I — to be honest, I don’t know exactly why it didn’t go down as it normally does. We have seen a pretty linear booking and shipment throughout Q4, and going into Q1 it is slightly weaker than the rate at which we were booking in Q4.

<Q – Ross Seymore>: Is that sort of slowdown normal, abnormal, the January part of it?

<A – Balu Balakrishnan>: Well, the first quarter is usually lower than the fourth quarter for us, purely because of seasonality. So yes, I would say it’s relatively normal.

<Q – Ross Seymore>: And then, if the revenues were a little bit better than you would have expected in the December quarter, I was a bit surprised to see that inventories rose. Can you go into a few of the drivers as to what led those inventories to be higher impacts hitting the quarter?

<A – John M. Cobb>: We’ve made the decision to keep our production levels fairly constant. We don’t want to disrupt our manufacturing process, so as we commented, because of the nature of our products, we can build some inventory. So what we’re doing is keeping our production fairly constant with the idea that the market is going to pick up at some point in 2005, and then when the market does pick up and our revenue starts to grow, then our inventory levels will come down. But we went into the quarter knowing that we’re going to have some inventory build.

<Q – Ross Seymore>: Then a final question, on the California Energy Commission Regulations, the first mandatory one. What’s the sort of lead time when the design wins associated with regulation like that start to occur, versus the mandatory date being mid ‘06?

<A – Balu Balakrishnan>: Well, the reason they chose mid ‘06, they were originally trying to do it for January ‘06, but the manufacturers complained that that is too short a time to redesign products. And so they gave them an additional six months. And I think one and a half years is a comfortable time for manufacturers to redesign, because as we’ve said before, it takes approximately a year for a product to be redesigned, and this gives an additional six-month buffer to take it into production.

<Q – Ross Seymore>: So by this summer you would expect to see some designs going that direction?

<A – Balu Balakrishnan>: We should see it before that.

<Q – Ross Seymore>: Great, thank you.

<A – Joe Shiffler>: Thank you. Next question, please.

Operator: Our next question comes from Shawn Slayton, with SG Cowen.

<Q – Shawn Slayton>: Hi, gentlemen, good afternoon.

<A – John M. Cobb>: Hi, Shawn.

<A – Balu Balakrishnan>: Hi, Shawn.

<Q – Shawn Slayton>: Hi. Balu, for many years, Power Integrations has targeted first and foremost the high volume end markets’ handsets, PCs, DVDs, set-top boxes, et cetera. It recently appears that you guys are ramping efforts to address lower unit markets as well. Can you help us maybe understand this trend somewhat and maybe share with us kind of your metrics as a company, how do you guys measure yourself as it pertains to new design wins, and then I have a couple follow-ups, thanks?

<A – Balu Balakrishnan>: Yes, certainly. As we said about three years ago, we decided to diversify the customer base and the applications, so that we are not dependent upon only the large customers. As a small company, it is very efficient for us to address the Tier 1 customers because you get the best return on your investment of resources. But as we are growing bigger, we want to diversify into as many customers and as many applications as possible, so that we are not dependent on any one market or one customer. And the PCs and cell phones are obviously extremely concentrated. They were a great way to grow the company in the earlier years, but as we grow we really want more Tier 2 and Tier 3 customers, and that’s the reason why we have grown the consumer and industrial market because that — those markets are highly fragmented and diversified and gives us a much more stable customer base and growth.

<Q – Shawn Slayton>: Okay, so we should kind of — the metric there is just principally the mix of those consumer and industrial relative to the other parts of the business?

<A – Balu Balakrishnan>: Yeah, I think it is — you know, we want a good balance. We can’t ignore the Tier 1 markets, but I think we are at a size and we have the tools and the resources to grow the second and third tiers, so it gives us a much better balance than we have had in the past.

<Q – Shawn Slayton>: Okay. And if I missed it I apologize, Samsung wasn’t on the 10% list?

<A – John M. Cobb>: No, Samsung was not 10%.

<Q – Shawn Slayton>: You mentioned them in your scripted comments, but I mean, should we expect to see those?

<A – John M. Cobb>: No, actually Samsung, I would not expect in the near term to be a 10% customer. As we’ve mentioned several times in the past, in the cell phone market, if you go back a couple years ago, all of our ICs for Samsung cell phones, we shipped to Samsung and then they sent them along to their contractors. However, now, I’m not sure if it’s half, but a large portion of the ICs for Samsung’s cell phone chargers, we shipped directly to the contractors of Samsung. So even though the overall business that we do with them is above 10%, the amount that we ship directly to Samsung is less than 10%.

<Q – Shawn Slayton>: Okay, fair enough. And my last question here, I guess I can understand your reluctance to give ‘05 guidance, but you did mention in your prepared comments that you expect to grow in excess of the overall market this year, and obviously you guys grew less than the overall market last year. So can you help us explain why you expect to grow in excess of the market this year? Thanks.

<A – Balu Balakrishnan>: Well last year, as we explained, the problem was really in the communications sector. Everywhere else we grew very nicely.

<Q – Shawn Slayton>: Okay.

<A – Balu Balakrishnan>: In the communications area, we lost share. I mean as you can tell from the numbers and the growth that particular area has had. However, we think we are very well positioned to re-grow our market share in cell phones, especially with the LinkSwitch replacing the linear transformer type chargers. And so that will allow us to grow, you know penetrate the market and grow better than the end market growth.

<Q – Shawn Slayton>: Okay, thanks, guys.

<A – Balu Balakrishnan>: You’re welcome.

<A – Joe Shiffler>: Next question, please.

Operator: Our next question comes from Craig Ellis with Smith Barney.

<Q – Craig A. Ellis>: Thank you, good afternoon, guys.

<A – Balu Balakrishnan>: Hi, Craig.

<A – John M. Cobb>: Good afternoon Craig.

<Q – Craig A. Ellis>: Looking at the forward guidance for — down 2 to 6%, how should we think about that from an end market standpoint?

<A – John M. Cobb>: At this point, we’re not really differentiating between the end markets in terms of which is stronger and which is weaker. So we can’t really provide any more guidance on individual markets.

<Q – Craig A. Ellis>: If we were to look back at normal seasonality, John, what typically would have been strongest for you in the first quarter?

<A – John M. Cobb>: Well, as Balu mentioned earlier, Q1 tends to be down seasonally, which is mainly a consumer area, so from a historical standpoint you would probably expect some of the consumer areas to be weaker coming off of Christmas. But again, we can’t provide any specific guidance on that at this time, for this year.

<Q – Craig A. Ellis>: Okay. And then it sound like inventories may build quarter-on-quarter in the first quarter. How should we think about where you want to end the quarter with your inventory balance?

<A – John M. Cobb>: I would expect the inventories would go up slightly in the first quarter, but not as much as they did in the fourth quarter. We have made some adjustments to our production level, but they haven’t been dramatic reductions, but we have made some reduction. So there could be an incremental build, but not as much as what we did in the fourth quarter.

<Q – Craig A. Ellis>: Okay. And then you’ve cited in past conference calls the importance of the handset market in China for revenues and obviously that’s been a tough place in 2004. Any sense as to whether we’re at the bottom of the component inventory corrections, and things are getting better for you? And relatively what impact does the Lunar New Year have on your business?

<A – John M. Cobb>: So in terms of China, as we mentioned last quarter, and in the prepared remarks, the China business went down dramatically in Q3, and I think it’s fairly safe to say that it’s bottomed. And obviously we’re hoping that it’s going to come back. We haven’t seen it start to come back, but it’s safe to say it hasn’t gone down further.

In terms of the Lunar New Year, it doesn’t really impact the quarter in total, but what it does is it depresses our revenue in February. Q1 is typically a U-shaped quarter in that January and March are a little stronger and February is weaker, because of the Lunar New Year. So it doesn’t have an impact on the total quarter, but it impacts the revenue in each of the months.

<Q – Craig A. Ellis>: All right, thanks very much, guys.

<A – Balu Balakrishnan>: Thank you.

<A – John M. Cobb>: Thanks.

Operator: Our next question comes from Rob Adams with Adams Harkness.

<Q – Robert C. Adams>: Thanks guys, good afternoon.

<A – John M. Cobb>: Hi, Rob.

<Q – Robert C. Adams>: Can we talk a little bit about your fab diversification efforts? How much is ZMD in terms of your output now and where do you think that’s going to be by the end of the year?

<A – Balu Balakrishnan>: We don’t normally provide that information publicly, but the way we load the foundries is obviously based on their pricing, the lowest price foundry will usually get the higher share. But we try to also keep all of the foundries loaded because we will need the capacity when the market turns up. So in terms of ZMD, we started production at ZMD in the last quarter in Q4. So it is ramping up. You know we never will start a foundry at a very high production level, so we ramp slowly every month.

<Q – Robert C. Adams>: Okay, fair enough. So where are you — would you say that so far so good in terms of performance relative to expectations with that ramp?

<A – Balu Balakrishnan>: Absolutely.

<Q – Robert C. Adams>: Okay, excellent. Can we also talk about your continuing outsource of test and package. Has that percentage changed quarter-over-quarter, and should we expect material change by the end of the year?

<A – Balu Balakrishnan>: Well, I know for 2004 the percentage increased significantly from 2003. And our goal is to over a longer term transfer most of our production overseas. And in the shorter term, the rate of transfer is really more to do with maximizing our equipment usage so that we have minimum component cost.

<A – John M. Cobb>: Just to add to that, so our packaging has always been offshore. It’s the testing that we’re moving offshore. And in 2003, we had about 10% of our testing offshore. In 2004, we had 30% offshore. And as Balu mentioned, we’ll continue to increase that percentage.

<Q – Robert C. Adams>: Okay, great, thanks. And maybe just one more; on the LinkSwitch, if I could, you’ve talked, I think, historically, about seeing a Tier 1 handset design win with that product. Can you talk about the LinkSwitch ramp? Would you say that we’re accelerating momentum ‘04 over ‘05 in terms of product acceptance there?

<A – Balu Balakrishnan>: Well we certainly from a design-in point of view, LinkSwitch has been quite successful. We’ve had a number of high volume design wins, but the softness in the market has delayed programs to some of the customers and also the customers were — where we have been shipping in production quantities are buying much less than they originally anticipated. So to a large extent, the revenues from LinkSwitch will depend upon when the market turns back, when the inventories or market demand issues get resolved and it turns back. That’s why we did not give the yearly guidance, because it’s not clear to us when the softness will be over.

<Q – Robert C. Adams>: Okay, fair enough. Thanks very much.

<A – Balu Balakrishnan>: Thank you.

Operator: Our next question comes from Steve Smigie with Raymond James.

<Q –J. Steven Smigie>: Great, thank you. I was wondering if you could comment a little bit on the possibility of business with Nokia. I know that you talked about European standard making it more difficult for the linear transformers, and I thought that might give you guys an opportunity to get in there. Is that something that you’re following up on?

<A – Balu Balakrishnan>: Yes, Steve. Nokia has actually signed up with the European Union to meet the standard, which is effective January 1. However, the standard applies only to the new products, so when they go to the new products they have agreed to meet the standards, but the existing products can continue. It is a voluntary standard, for one thing. I think what is going to have a bigger impact on Nokia is the California standard, because California is the 7th largest economy in the world, and by the middle of 2006, all manufacturers selling into California have to meet the new standard, which for all practical purposes eliminates linear transformers. I mean, I just don’t know how linear transformers can meet the stringent efficiency requirements of the CEC standard. So we’re hoping that will be a catalyst to get the Nokia switching over to integrated solutions.

<Q – J. Steven Smigie>: Okay, great, thanks. And could you talk a little bit about your design win activity. You mentioned that it was robust. But could you give us any sense of maybe on a dollar basis, how design activity looks now versus a year ago, and how it might correlate to growth, if we can draw conclusions from that.

<A – Balu Balakrishnan>: Yeah, we don’t do that because of two or three different reasons. One is, you know, we design most of our products into a power supply manufacturer, so you can design the product and if they don’t win the design or they don’t win the volume of design they are planning to win, that changes the amount of products we would ship. Secondly, the number of designs is not a good indicator either, because, you know, not all designs are created equal. The Tier 1 designs can be very, very high volume and the Tier 2 and Tier 3 designs can be very small volume. So we think that any numbers we give you could be very misleading, and so that’s the reason why we don’t provide that.

<Q – J. Steven Smigie>: Okay. Well, just one last question on the designs, then. Have you seen any advantage in terms of competing with discrete designs at this point, over the last quarter?

<A – Balu Balakrishnan>: Well, certainly any product that needs to meet energy efficiency, we have a significant advantage over discretes. You know, if you’re in China, for the Chinese market, at the moment many of the products don’t have to meet energy efficiency, so then you are competing only on price. But even that is changing. China, for example, many of the DVDs do meet energy efficiency, and also China is exporting lot of products now. So those products have to meet energy efficiency.

<Q – J. Steven Smigie>: Okay, great, thank you very much.

<A – Balu Balakrishnan>: You’re welcome.

Operator: Our next question comes from Andrew Huang with American Technical Research.

<Q – Andrew Huang>: Hi, can you hear me okay?

<A – Balu Balakrishnan>: Yes, I can hear you, Andrew.

<Q – Andrew Huang>: So I just have three questions. First, in your prepared remarks you mentioned the fact that you feel that inventory levels that your customers are kind of right sized. I guess my question is I think earlier in 2004 there were some concerns that some of your customers had too much inventory? So what kind of — I guess what gives you the conviction now that those inventories are now right sized?

<A – John M. Cobb>: So first of all, Andrew, I’m not aware that our customers had inventory issues. And as I think Balu mentioned in his comments, typically our customers’ inventories are fairly lean. Now, we sell to distributors and power supply makers, so to the extent there were excess inventories, it would have been farther down the channel, at the OEMs and the retail. But at our particular customers, I don’t think we had an issue with inventory. I might mention at the end of December, our distributors were carrying three and a half weeks of inventory, which is the lowest it’s been since about a year ago.

<A – Balu Balakrishnan>: And that’s mainly because our lead times are so short on all of our products, there’s really no reason for our distributors or our customers to hold a lot of inventory. We have been a very good supplier in terms of delivery. So they’ve gotten used to it and they take full advantage of it.

<Q – Andrew Huang>: Got it, okay. My second question is related to the California Energy Commission. Now there’s two parts; first, does that July ‘06 date, does that apply to products manufactured by that date or products that are going to be sold by that date?

<A – Balu Balakrishnan>: It applies to products manufactured after that date.

<Q – Andrew Huang>: Okay. Got it. And the second kind of part to that question is, what exactly happens if, let’s say, Black and Decker sells its Dustbuster – or I’m sorry, manufactures the Dustbuster and sells the product that has a linear transformer in it in California on August 1? Do they get some kind of financial penalty, or do you know what happens?

<A – Balu Balakrishnan>: That’s a good question. I don’t think I know the answer to that. This is a relatively new experience for us, with the California standard. I know California has had very strict appliance standards outside of just energy efficiency of power supplies. They do have standards on it; you know energy efficiency of the appliance itself. But I am not so — not sure how they enforce it, and I will take that question down and try to find out for you.

<Q – Andrew Huang>: Okay, thanks. And then my last question is I think in the past you’ve kind of talked about your company’s revenue growth on an annual basis and kind of put it in the framework of end market growth versus market share gains. So if I look at 2004, your revenues increased by about 9% for the full year. How much of that would you characterize as being end market growth versus share gain?

<A – Balu Balakrishnan>: It depends upon the market. Certainly in the cell phones, we not only didn’t grow, but we actually lost market share as you can imagine from the numbers we gave you. But in consumer and industrial, we definitely grew well above the end market growth. In computers, I would think that we are in line with the market growth. So we did very well in consumer and industrial, we did reasonably well in computer. It’s the cell phone that really hurt us last year.

<Q – Andrew Huang>: Okay, thank you.

<A – Balu Balakrishnan>: You’re welcome.

Operator: Our next question comes Tore Svanberg with Piper Jaffray.

<Q – Tore Svanberg>: Yes, good afternoon, a couple questions. First of all, John, do you have the ASP in the December quarter?

<A – John M. Cobb>: $0.45.

<Q – Tore Svanberg>: Great, thanks. And also, Balu, on the LinkSwitch, if I recall correctly, that when that product was introduced it was on price parity with discretes, so I’m a little bit surprised that that hasn’t gotten more traction in the marketplace. Could you give us a little bit of more color on what’s happened there given you know, just talk about the dynamics? And maybe also in light of that, when you lost some share last year, was that related to sockets that were using your legacy products?

<A – Balu Balakrishnan>: I missed the last question. When we bought the share last year —?

<Q – Tore Svanberg>: No, when you lost some share, especially in Q3 of ‘03.

<A – Balu Balakrishnan>: Right.

<Q – Tore Svanberg>: Was that — what type of product was that, and do you expect to regain that with LinkSwitch?

<A – Balu Balakrishnan>: Okay, so let me answer the first question. In terms of LinkSwitch, even if you are in cost parity, there is a lot of cost involved in redesigning the product and getting agency approvals worldwide. And that’s the main inertia that prevents people from switching over quickly. Secondly, these linear power supplies are made by Chinese and other Asian manufacturers, and they generally don’t have expertise to build electronic power supplies, because linear transformers are just windings on an iron core. So they have a tremendous resistance to give up that business so they tend to be very, very aggressive on price, even if it means that they don’t really make much of a margin on that. But I think what will happen is once you convert a portion of that, then that capacity will go away forever, because nobody will want to get back into the linear business. But I am certainly disappointed that it is not happening as fast as we would like it to happen. However, the trend is very, very clear. As I said, we have four large cell phone design wins. We have a number of other design wins, including home appliances, such as floor vacuum cleaners and other major home appliances and so on. And I think with the CEC standard, this could have — this could be a significant catalyst. There is talk about other states adopting California’s standard, and historically that has happened quite frequently, as you know, for car emissions. California is always the first one to come up with the standard and everybody else copies. So we’re optimistic that that would accelerate the change. It is changing, there’s no question about it. The question is how fast are we going to change the linear transformers over to electronic solutions.

Now, the second part, in terms of — remind me the second one again.

<A – John M. Cobb>: Yeah, the second — the share loss in late 2003 was at Samsung, and that was a TinySwitch product that was replaced by competitor product, which as we mentioned in the prepared remarks, we believe the competitor product infringes on our patent. It’s at a power level that it wouldn’t be replaced by a LinkSwitch, but it could be replaced by a — one of our newer versions of TinySwitch product.

<Q – Tore Svanberg>: So from that perspective, and as far as you can tell, you’ve not lost any share to any discrete solution?

<A – Balu Balakrishnan>: Not at Samsung. We have not lost any — that was only to the — one of the competitors that we talked about and that happened in Q3 of 2003. We always, you know, lose and gain to discrete solutions depending on the geography. I would say that the only geography where RCC has been a major competitor at this time is in China, and that’s mainly because some of the internal markets don’t require any energy efficiency requirements.

<Q – Tore Svanberg>: Great, fair enough. And looking at power over Ethernet; could you just give us an update there, what your prospects are for ‘05 and what your competitive positioning is?

<A – Balu Balakrishnan>: I think we are, from everything we can tell, we are very much more competitive than any other solution that is out there for the power conversion in the power over Ethernet applications. We have lot of design activity going on at various OEMs, and I’m very optimistic that we’ll get designed in, based on the cost savings and the number of component savings we provide. However, that market is a slowly emerging market, because the current infrastructure of Ethernet in most office buildings does not have power on it. So you have to actually change the hub equipment to provide power over Ethernet. So it’s going to take some time for transition to occur. And once that happens, there will be a lot of appliances that will be designed to work directly off of a network rather than having additional power supply.

So you know, again, the long-term, it looks, very, very promising. The other thing that’s happening in that area is that they are working on a higher power standard, which will utilize the unused wires in the Ethernet cable to provide significantly higher power. That will widen the applications that can use the network power instead of AC to DC power. For example, right now, the power over Ethernet is only about 11 to 12 watts. They are thinking about expanding that to 25, maybe as much as 45 watts. And then you can see that when that happens, you can have lot more products that can work off of the network.

<Q – Tore Svanberg>: Great, thank you.

<A – Balu Balakrishnan>: You’re welcome.

Operator: Our next question comes from Vernon Essi with Janney Montgomery Scott.

<Q –Vernon P. Essi>: Thank you. Most of my questions have been answered. Just one sort of quick question for you, John, on the operating expense guidance, I wanted to go over that again; for next year you’re talking about a number of — growing about 10%?

<A – John M. Cobb>: Correct.

<Q – Vernon P. Essi>: And half of that, you said, was going to be, of that delta was going to be litigation related.

<A – John M. Cobb>: Actually, we said more than half would be – was going to be litigation related.

<Q – Vernon P. Essi>: And what would be — just out of curiosity, as that grows, is there anything that — is there any piece of that puzzle that might actually come in a little bit higher than expected? Do you have any other R&D efforts under way that might be sort of one-time events, new devices you’re rolling out that might have a higher cost or anything like that?

<A – John M. Cobb>: No, the only item that I can think of at this point that could fluctuate differently than what we would expect, is a litigation expense, because it’s extremely hard to predict. The rest of our spending, we’ve done a pretty good job of managing it and estimating it. So I think the litigation is really the only area where it could be higher or lower than what we might think today.

<Q – Vernon P. Essi>: Okay, thank you.

<A – John M. Cobb>: Thanks.

Operator: Our next question comes from Ray Rund with Shaker Investments.

<Q – Raymond Rund>: Yes, thank you. I was wondering if you could just repeat what the breakdown by application of your revenue was, both for the quarter and for the year. I wasn’t able to follow quickly enough.

<A – John M. Cobb>: So we didn’t break it down by application, but we broke it down by market.

<Q – Raymond Rund>: That’s what, I mean, by market, alright.

<A – John M. Cobb>: Okay, for the year, and we didn’t provide the quarter so we only provided the year. But for the year it was 33% consumer, 31% communications, 22% computer, 8% industrial, and 6% other.

<A – Balu Balakrishnan>: It is in our press release.

<Q – Raymond Rund>: Okay. I’m sorry, I guess I was confused and I thought that you had broken it down for the quarter as well.

<A – John M. Cobb>: No, we haven’t done that.

<Q – Raymond Rund>: Okay, thank you very much. Did you give growth for the quarter in those areas?

<A – John M. Cobb>: No, we didn’t.

<Q – Raymond Rund>: Okay, thank you.

Operator: Our next question comes from Todd Cooper with Stephens Incorporated.

<Q – Todd Cooper>: Balu, is there any appreciable difference in the gross margin you received from the LinkSwitch products versus the company average?

<A – Balu Balakrishnan>: Yes, like any new product, until it goes into high volume, the gross margin starts out lower, and as it gets to high volume, we are able to fine tune the manufacturing process and get the gross margins to the same level as other products. On the LinkSwitch, we have had some time, so we have been working very hard to get the margins up and so hopefully we won’t have any negative impact on margin because of LinkSwitch.

<Q – Todd Cooper>: But even as it matures, even with the lower ASP, you think you can get it to the 48%-plus price range?

<A – Balu Balakrishnan>. That’s right.

<Q – Todd Cooper>: Ok, and recent stock option grants that just hit the tape looks like they’re exercisable immediately. Is that correct?

<A – Balu Balakrishnan>: No. Do you know what he’s talking about?

<A – John M. Cobb>: Exercisable immediately. No, they’re not. They vest over four years.

<Q – Todd Cooper>: Okay.

<A – Balu Balakrishnan>: They are no different than our previous stock options.

<Q – Todd Cooper>: Okay. Then have you given any more thought about what you plan to do with your stock options, any potential to expedite the vesting of those before you have to report them in GAAP?

<A – John M. Cobb>: We haven’t had any thorough discussions on that, but at this point in time I would expect that we won’t do anything different than what we always do, which would be — the answer would be no, probably not, most likely not.

<Q – Todd Cooper>: Do you have any idea of what percent of the current outstanding options that haven’t vested are out of the money?

<A – John M. Cobb>: That haven’t vested are out of the money. I do not know exactly, but I would say it’s somewhere between 10% and 20% that are out of the money.

<Q – Todd Cooper>: Okay, and Balu I guess if I could change the subject a little bit. I’m interested in the power over the Ethernet, and what differentiates your technology from others, and what product family do you use to address that market?

<A – Balu Balakrishnan>: The main difference is number of components, because we integrate a lot more than other people do. And the second one is cost. We have significantly lower cost at a power supply level compared to any other solution for this application. The products that apply to power over Ethernet are the ones that we introduced in January of our first quarter of 2004; we introduced a bunch of products in the DPA family, just an extension of the DPA family for this power level.

<Q – Todd Cooper>: Okay, thank you very much.

<A – Balu Balakrishnan>: You’re welcome.

Operator: Our next question comes from Sumit Dhanda with the Banc of America.

<Q – Jason Jones>: Hi, this is Jason Jones for Sumit. How is it going?

<A – Balu Balakrishnan>: Good. How about you?

<Q – Jason Jones>: I’m doing fine. Actually I had a couple of real quick questions. As far as your production levels go, I mean you you’re saying you’re going to keep them at a constant level. What level of revenue is that aligned with?

<A – John M. Cobb>: Well, actually what I said is we didn’t make major adjustments, so in — we took down our production slightly in the fourth quarter, and we’ll take it down again in the first quarter, but we’ll still expect to have some inventory build. I would guess, at a level of about $36 million in revenue, somewhere in that area, we would be neutral in terms of inventory levels.

<Q – Jason Jones>: Okay, great. And then the other question was, for your ASP decline this quarter can you break that down by mix versus decline in individual product prices?

<A – John M. Cobb>: No, not at this time.

<Q – Jason Jones>: Okay. All right, well, thanks a lot.

Operator: Our next question comes from Matt Robison with Ferris Baker Watts

<Q –Matthew S. Robison>: Most of my questions have been asked, but can you comment on the timeframe, if you know one, for Markman hearings on these cases and also CapEx, D&A, and remind us what the ASP was in the September quarter?

<A – Balu Balakrishnan>: Yeah, let me talk about the lawsuit and then John can answer the other question. We don’t normally give you details about what’s going on. All I can say is that things are progressing in a typical manner, if you will. These things go through the normal process through the courts. Both of them are going through the courts in a typical manner.

<A – John M. Cobb>: And then the ASP in September quarter was $0.45, — oh, I’m sorry $0.47, and you wanted CapEx, but for which period?

<Q – Matthew S. Robison>: December quarter.

<A – John M. Cobb>: For December, it was 1.8 million.

<Q – Matthew S. Robison>: And D&A?

<A – John M. Cobb>: 1.7.

<Q – Matthew S. Robison>: Can you comment Balu, if you’ve scheduled the Markman hearing yet?

<A – Balu Balakrishnan>: No, I can’t comment on that.

<Q – Matthew S. Robison>: Okay, thank you.

<A – Balu Balakrishnan>: Sure.

Operator: Our last question comes from Shawn Slayton with SG Cowen.

<Q – Shawn Slayton>: Hi, guys. You touched on it briefly, John, but taxes. We’ve been — we’ve had a couple surprises this earning season with companies giving tax rate guidance for the year that are dramatically lower than their prior tax rate, due to these various restructurings. Can you help us out, and understand that the implications for you guys on a go-forward basis, — taxes, what you’re doing in those efforts?

<A – John M. Cobb>: Right. As I think we’ve discussed before, we established an international corporate structure back in late 2003, which follows our operations, but will also provide some tax benefits. And in fact, as a result of that structure, our tax rate in 2004 was 8 percentage points lower than it otherwise would have been. If we didn’t have that structure, our tax rate would be 36% and instead we’re at 28%. So it obviously provides significant benefits. One of the downsides of that structure is because we have to now look at the profits more closely in terms of where the geography is, it creates some difficulty in terms of forecasting or predicting the tax rate, which is why in the fourth quarter we took our tax rate up, because we ended up having more profit in the U.S. than what we had originally expected. Obviously, without the legal structure, that’s not a concern. So the upside is we get a lower tax rate, the downside is it makes the tax rate a little more difficult to predict. As we continue to move our test offshore and increase our international business, our tax rate will come down, which is why it was 28% this year, and we expect it to be 26% next year, and then frankly, I would expect it to go lower into 2006 and beyond.

<Q – Shawn Slayton>: That answers my question. Thanks much.

<A – John M. Cobb>: Sure.

Operator: Gentlemen, we have no further questions at this time. Do you have any closing comments for our audience?

Joe Shiffler, Director of Investor Relations and Corporate Communications

Only to say thanks and that concludes our call for this afternoon, and a replay will be available shortly on the Investor Info section of our Website, www.powerint.com. A telephonic replay is available for one week by dialing 877-660-6853 from within the US, or 201-612-7415 from abroad. The replay account number you need is 1628 and the conference ID number is 1299908.

Thanks for listening, and good afternoon.

Operator: Thank you, gentlemen. This concludes today’s teleconference. Thank you for your time and participation. You may disconnect your lines at this time.